EXHIBIT 10.2

                              SETTLEMENT AGREEMENT



     THIS SETTLEMENT AGREEMENT is entered into as of this 18th day of May, 2001 by and between Goldstate Corporation, a Nevada corporation (the "Company") and No. 50 Corporate Ventures Ltd. ("No. 50").

                                    RECITALS:

     WHEREAS, the Company and No. 50 had entered into a consulting agreement whereby the Company is indebted to No. 50 for certain services performed by No. 50 thereunder;

     WHEREAS, the Company and No. 50 acknowledge that the aggregate amount of $15,000.00 is due and owing No. 50 by the Company related to the services performed by No. 50 (the "Debt"); and

     WHEREAS, the Company agrees to issue to No. 50 750,000 shares of its restricted common stock at approximately $0.02 per share (the "Shares") as full and complete satisfaction of the Debt.


                                    AGREEMENT

     1. The Company shall issue to No. 50 750,000 Shares in full and complete satisfaction of the Debt.

     2. No. 50 agrees to accept the issuance and delivery of 750,000 Shares in full settlement and satisfaction of the Debt, and further agrees to release and forever discharge the Company from any and all causes of action, debts, sums of money, claims and demands whatsoever, in law or in equity, related to the Debt, which No. 50 now or hereafter can, shall or may have.

     3. No. 50 is aware that the Shares are not being registered under the Securities Act of 1933, as amended (the "Securities Act"). No. 50 understands that the Shares are being issued in reliance on the exemption from registration provided by Section 4(2) thereunder. No. 50 understands that it may be required to bear the economic risk of this investment for an indefinite period of time because there is currently no trading market for the Shares and the Shares cannot be resold or otherwise transferred unless applicable federal and state securities laws are complied with or exemptions therefrom are available.

     4. No. 50 represents and warrants that the Shares are being acquired solely for No. 50's own account, for investment purposes only, and not with a view to or in connection with, any resale or distribution. No. 50 understands that the Shares are nontransferable unless the Shares are registered under the Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed disposition of the Shares will not violate the registration requirements of the Securities Act and any applicable state securities laws. No. 50 further understands that the Company has no obligations to register the Shares under the Securities Act or to register or qualify the Shares for sale under any state securities laws, or to take any other action, through the establishment of exemption(s) or otherwise, to permit the transfer thereof.

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     5. No. 50 has had an opportunity to ask questions of and received answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company.

     6. This Settlement Agreement shall be effective as of May 18, 2001, and shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors.

                                         GOLDSTATE CORPORATION


                                         By:__________________________
                                         President


                                         N0. 50 CORPORATE VENTURES LTD.


                                         By: _________________________
                                         President